                                                                    EXHIBIT 4(a)


                                     The Variable Annuity Life Insurance Company
                                     2929 Allen Parkway
[VALIC LOGO]                         Houston, Texas 77019
-----------------------------
* An American General Company


In consideration of the application and the Purchase Payment(s) THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, "VALIC", agrees to:

         * Allocate the Purchase Payment(s) under this Contract in accordance with the Contract provisions;

         * Apply the Accumulation Value of the Contract on the Annuity Date, less any applicable charges, to provide a monthly income to the Annuitant and/or Beneficiary;

         * Provide the Contract Owner, the Annuitant and/or the Beneficiary with the rights and benefits contained in this Contract.

                          READ YOUR CONTRACT CAREFULLY
                          ----------------------------

                       ALPHABETIC GUIDE TO YOUR CONTRACT

                                  Page                                      Page
                                  ----                                      ----
Annuitant . . . . . . . . . . . .  2       Date of Issue . . . . . . . . . .  1
Annuity Options . . . . . . . . .  6       Definitions . . . . . . . . . . .  2
Annuity Tables  . . . . . . . . .  8       Incontestability  . . . . . . . .  9
Assignment  . . . . . . . . . . .  9       Misstatement of Age or Sex  . . .  9
Beneficiary . . . . . . . . . . . 10       Surrender . . . . . . . . . . . .  4


This Contract is a legal agreement between the Contract Owner and the Company. The conditions and provisions on this and the following pages are made a part of this Contract. All conditions and provisions are subject to applicable state laws. The Annuitant, Beneficiary and Owner are as stated in the application for this Contract unless subsequently changed in accordance with the Contract provisions.

EXECUTED AT THE HOME OFFICE OF VALIC ON THE DATE OF ISSUE.


/s/ CYNTHIA A. TOLES                                    /s/ S. D. BICKEL
    (Secretary)                                             (President)

ANNUITY PAYMENTS AND SURRENDER VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. VARIABLE PROVISIONS ARE DETAILED ON PAGE 6.

THIS CONTRACT MAY BE RETURNED WITHIN TEN (10) DAYS TO THE HOME OFFICE OF VALIC OR TO ANY AUTHORIZED AGENT OF VALIC FOR CANCELLATION AND REFUND OF PREMIUM IF YOU ARE NOT SATISFIED FOR ANY REASON.

ANNUITANT:




CONTRACT NUMBER:                                       DATE OF ISSUE:


                                FLEXIBLE PAYMENT
                 INDIVIDUAL FIXED AND VARIABLE ANNUITY CONTRACT
                               NON-PARTICIPATING
UIT-981                                                                 CI0IXST1

                                  DEFINITIONS

ACCUMULATION PERIOD -- the period between the date of the first Purchase Payment and the Annuity Date.

ACCUMULATION UNIT -- an interest of a Contract Owner in a Division of the Separate Account before Annuity Payments begin. The value of an Accumulation Unit will vary in accordance with the net investment return of the respective Divisions of the Separate Account.

ACCUMULATION VALUE -- the Accumulation Value of a Contract on any given date is equal to the sum of the General Account value and the Separate Account value under the Contract.

ANNUITANT -- the person named in the application upon whose life Annuity Payments are based or will be based and to whom Annuity Payments are or will be made. If the death of the person named in the application occurs prior to the Annuity Date, the Beneficiary may be treated as the Annuitant.

ANNUITY DATE -- the date on which Annuity Payments begin.

ANNUITY OPTION -- one of several forms in which Annuity Payments can be made.

ANNUITY PAYMENTS -- payments made by VALIC to an Annuitant at regular intervals during the Annuity Period.

ANNUITY PERIOD -- the period during which Annuity Payments are made.

ANNUITY UNIT -- a measuring unit used in calculating the amount of Annuity Payments. The value of an Annuity Unit for the Separate Account will change in accordance with the net investment return of the Divisions selected, adjusted for the Contract's 3 1/2% Assumed Investment Rate.

ASSUMED INVESTMENT RATE -- the rate used to determine the first monthly Annuity Payment per thousand dollars of Accumulation Value. VALIC will permit each Annuitant to select an Assumed Investment Rate permitted by state law or regulations other than 3 1/2% as follows: 4 1/2%, 5% or 6%. Unless otherwise selected, the Assumed Investment Rate shall equal 3 1/2% and the information herein is based on that rate.

BENEFICIARY -- the person to whom benefits, if any, will be paid upon the death of an Annuitant, including any contingent Beneficiary, i.e., one who stands in the place of a Beneficiary in the event of the primary Beneficiary's death.

CONTRACT OWNER -- unless otherwise provided in the application the Annuitant shall be the original owner of this Contract.

CONTRACT YEAR -- the 12 months beginning with the date of issue of a Contract, or on any anniversary of that date.

DIVISIONS OF THE SEPARATE ACCOUNT -- the individual subaccounts into which the Net Purchase Payments and accumulated value under a Variable Annuity Contract may be allocated.

FIXED ANNUITY -- a series of Annuity Payments to the Annuitant made at regular intervals which remain fixed throughout the Annuity Period and which do not vary with investment experience.

FUND -- a mutual fund which is the underlying investment medium for Net Purchase Payments credited to a Division of the Separate Account.

GENERAL ACCOUNT -- the assets of VALIC other than those in the Separate Account or any other separate account. Reserves for any Fixed Annuity are maintained in the General Account.

HOME OFFICE -- the home office of VALIC shall mean its main office located at 2929 Allen Parkway, Houston, Texas 77019.

NET PURCHASE PAYMENT -- gross Purchase Payment less any applicable premium taxes.

PURCHASE PAYMENT -- an amount paid to VALIC hereunder prior to any premium tax or other deductions.

SEPARATE ACCOUNT -- the segregated asset account referred to as Separate Account A which was established by VALIC under the Texas Insurance Code to receive and invest the Net Purchase Payments made under Variable Annuity Contracts.

SURRENDER CHARGE -- the contingent deferred sales charge assessed against partial or total surrenders where Purchase Payments have been made during the preceding thirty-six Contract months.

SURRENDER VALUE -- the Accumulation Value of a Contract less the Surrender Charge, if any, which is the amount payable upon surrender of a Contract.

VARIABLE ANNUITY -- a series of Annuity Payments, the amounts of which will increase or decrease to reflect the net investment experience of the Separate Account.

VARIABLE ANNUITY CONTRACT -- a Contract providing for the payment of a Variable Annuity.

                                     Page 3
UIT-981                                                                 QI0IXST3

                                       II
                 PURCHASE PAYMENTS AND THE ACCUMULATION PERIOD

SECTION 2.01     PURCHASE PAYMENT(S)

         (a) During the Accumulation Period the Contract Owner may make Purchase Payments from time to time on such dates and in such amounts as may be determined pursuant to the retirement plan for which the Contract has been purchased, or if there is no formal plan, then at the Contract Owner's discretion. A Purchase Payment must be preceded or accompanied by a properly completed application.

         (b) When a Purchase Payment is received in the Home Office of VALIC, each Net Purchase Payment for a Division of the Separate Account is applied separately (on the basis of the allocation specified) to provide Accumulation Units. The number of Accumulation Units provided in each Division of the Separate Account is determined by dividing the Net Purchase Payment for that Division by the dollar value of one Accumulation Unit for that Division for the valuation period in which the Purchase Payment is received at VALIC's Home Office. The number of Accumulation Units so determined will not be affected by any subsequent change in the dollar value of Accumulation Units. The value of the Accumulation Unit in each Division of the Separate Account may vary from valuation period to valuation period.

SECTION 2.02     ALLOCATION OF PURCHASE PAYMENTS

         Purchase Payments shall be allocated by the Contract Owner to the General Account or the appropriate Separate Account Division(s), provided that allocation of Purchase Payments must comply with the following conditions:

         (a) initial and subsequent Purchase Payments when this Contract is used on a flexible payment basis must be at least $30 per Division of the Separate Account or the General Account;

         (b) a single Purchase Payment for purchase of this Contract (i.e., if no subsequent Purchase Payments will be made past the first) must be at least $1,000;

         (c) this Contract may not participate in more than three Divisions of the Separate Account, or in two Divisions of the Separate Account and the General Account, at any one time.

SECTION 2.03     GENERAL ACCOUNT VALUE

         (a)     The General Account value of this Contract shall include:

                 (i) Purchase Payments allocated under this Contract to the General Account;

                 (ii) amounts transferred to the General Account from the Separate Account; and

                 (iii)    interest earned and allocated on (i) and (ii) above.

         (b) The General Account value of this Contract shall be reduced by any transfers and withdrawals from or charges to the General Account.

         (c) Prior to the Annuity Date the interest credited shall be at a rate determined by VALIC. The interest rate shall be set in advance of the period to which it relates and shall not be less than an effective rate of 4% per year.

SECTION 2.04     SEPARATE ACCOUNT VALUE

         (a) The Separate Account Contract value for any valuation period is equal to the sum of the value of each Division of the Separate Account in which this Contract is invested.

         (b) The value of a Division of the Separate Account is determined by multiplying the Accumulation Unit value for that Division on that date by the number of Accumulation Units attributable to that Division.

         (c) the current value of a variable Accumulation Unit applicable to a Division of the Separate Account is determined by multiplying the value of such unit for the immediately preceding valuation period by the applicable Net Investment Factor for the current valuation period for such Division.

         Net Investment Rate and Net Investment Factor -- The Net Investment Rate for any valuation period for a Division of the Separate Account is equal to the Gross Investment Rate for that Division of the Separate Account for the valuation period less the daily charge computed for the period at the rate of 1% annually and less charges for any applicable capital gains or other taxes. The Gross Investment Rate shall be computed on each day during which the New York Stock Exchange is open for trading, not less frequently than once daily as of the time of close of trading on such Exchange, and shall cover the valuation period since the next prior computation. The Gross Investment Rate is equal to
(i) the investment income and capital gains and losses, both realized and unrealized, on the assets of that Division of the Separate Account during said period, divided by (ii) the amount of such assets at the beginning of said period. The Gross Investment Rate may be either positive or negative. The Net Investment Factor for a Division of the Separate Account is the sum of 1.000000 plus the Net Investment Rate for that Division.

UIT-981                                                                  QI0XST4

SECTION 2.05 MINIMUM CONTRACT VALUE

         If the total Accumulation Value for this Contract falls below $300 during the Accumulation Period, this Contract may be automatically surrendered and the Surrender Value paid to the Contract Owner.

                                      III
                           CHARGES UNDER THE CONTRACT

SECTION 3.01 CHARGE FOR PREMIUM TAXES

         A deduction is made from each Purchase Payment to cover premium taxes, when applicable. Any such deduction will be made either from Purchase Payments when received, or from the amount applied to effect an annuity at the time Annuity Payments commence, depending on applicable state law. If no amount for premium tax was deducted, but tax is subsequently determined to be due, VALIC reserves the right to reduce the number of Accumulation Units or Annuity Units under a Contract by the amount of the tax due at the time such determination is made. If an amount for any premium taxes was deducted but subsequently determined not to be due, VALIC will apply the amount deducted to increase the number of Accumulation Units or Annuity Units under the Contract at the time such determination is made.

SECTION 3.02 CHARGE FOR PARTIAL AND TOTAL SURRENDERS

         A total or partial surrender may be subject to a Surrender Charge calculated as a percentage of the dollar amount of previous Purchase Payments under the Contract which are withdrawn. It is always assumed that the most recent Purchase Payments are withdrawn first, and no Surrender Charge is ever imposed on any amount not actually withdrawn. Amounts transferred to this Contract from other variable annuity contracts issued by VALIC will not be considered Purchase Payments for purposes of calculating the Surrender Charge.

         The Surrender Charge is equal to 5% of any Purchase Payment received during the most recent 36 months prior to the receipt of the surrender request by VALIC at its Home Office.

         The first partial surrender per Contract Year of 10% or less of Accumulation Value will not be subject to a Surrender Charge. However, if the first partial surrender exceeds 10% of Accumulation Value, the Surrender Charge will be applied to the amount in excess of 10%. The second or any subsequent surrenders during a Contract Year will be subject to a Surrender Charge.

         Once a Surrender Charge has been imposed on any Purchase Payment or portion thereof, that Purchase Payment or portion will not thereafter be considered as a Purchase Payment for purposes of calculating the Surrender Charge.

         The Surrender Charge is not imposed upon annuitization of the Contract (except in limited cases where the Fifth Option is selected and the right to surrender after annuitization is exercised) at the Annuity Date or upon any payments received by an Annuitant or Beneficiary in lieu of Annuity Payments during the Annuity Period. The Surrender Charge is not imposed on the payment of benefits to a Beneficiary when an Annuitant dies during the Accumulation Period.

SECTION 3.03 CHARGE FOR ANNUAL CONTRACT MAINTENANCE

         An annual Contract maintenance charge of $30 will be assessed by VALIC on the last day of the calendar quarter following receipt of the first Purchase Payment and annually on that date thereafter during the Accumulation Period. The Contract maintenance charge is not guaranteed and may, with prior regulatory approval if required, be changed for future years.

         VALIC will reduce the Accumulation Value of the Contract to cover this charge.

SECTION 3.04 CHARGE TO THE SEPARATE ACCOUNT

         To cover administrative expenses not covered by the Contract maintenance charge discussed above, and to cover mortality risks under the Contract, VALIC will assess the Separate Account a daily charge at an amount of .00274%, which equals an annualized rate of 1% of the average daily net asset value of the Separate Account attributable to the Contract. Of this charge, VALIC estimates .07% is for administrative expense and .93% is for mortality risk.

                                     Page 5
UIT-981                                                                 Q101XST5

                                       IV
        TRANSFERS, SURRENDERS AND DISCONTINUANCE OF PURCHASE PAYMENTS

SECTION 4.01     TRANSFERS

         a. During the Accumulation Period the Contract Owner may transfer amounts held under this Contract among Divisions of the Separate Account or from the Separate Account to the General Account at intervals of not less than 30 days. A transfer to the General Account during the Accumulation Period will result in no further transfers from the General Account being allowed for 90 days.

         b. During the Annuity Period the Annuitant may transfer amounts held under this Contract among Divisions of the Separate Account or from the Separate Account to the General Account at intervals of not less than 365 days. No transfer from the General Account to the Separate Account is permitted during the Annuity Period.

         c. Transfers will be made only upon receipt by VALIC at its Home Office of written instructions on a form furnished by VALIC.

         d. Transfers shall be made at the Accumulation Unit value next determined after receipt by VALIC of a valid, complete transfer request.

         e. Transfers may not be made if the result, after the requested transfer, is that the values under this Contract will be allocated to more than three Divisions of the Separate Account, or two Divisions of the Separate Account and the General Account.

SECTION 4.02     SURRENDERS

         Partial or total surrenders of the Surrender Value of this Contract may be made at any time during the Accumulation Period at the option of the Contract Owner. The Accumulation Value for purposes of determining the Surrender Value of the Contract is that next computed after the request for surrender is received at VALIC's Home Office. This Contract must be returned to and be received by VALIC before a total surrender will be effected.

SECTION 4.03     DISCONTINUANCE OF CONTRIBUTIONS

         When this Contract is issued on a flexible payment basis, Purchase Payments may be suspended at any time without penalty. In the event that additional payments are not made, the Accumulation Value may be surrendered. If the Accumulation Value is not surrendered, the number of Accumulation Units outstanding under the Contract will remain constant, and the value of the Accumulation Units will continue to vary. The Contract Owner's interest in the General Account will continue to earn interest. However, the Accumulation Value will continue to be subject to Contract charges during the period of suspension. The Contract Owner may resume making Purchase Payments at any time so long as all Accumulation Units have not been surrendered.

                                       V
                    ANNUITY PAYMENTS AND THE ANNUITY PERIOD

SECTION 5.01     ANNUITY DATE

         The Annuity Date shall be selected by the Contract Owner. Such date may be the first day of any calendar month following the Annuitant's 50th birthday but may not be later than the Annuitant's 75th birthday. In the absence of an election by the Contract Owner, the Annuity Date shall be the first day of the month during which the Annuitant attains age 75.

SECTION 5.02     ELECTION TO COMMENCE ANNUITY PAYMENTS

         An election to commence Annuity Payments must be made in writing on a form provided by VALIC. Said payments will commence on the first of the month following 30 days after the election is received at VALIC's Home Office.

SECTION 5.03     ANNUITY UNIT VALUE

         The value of the General Account annuity unit is fixed at $1.00. The current value of a variable annuity unit applicable to this Contract is determined by multiplying the value of such unit for the immediately preceding valuation period by the product of (a) 0.999906 per day of the current valuation period (if a 3 1/2% Assumed Investment Rate has been chosen) and (b) the applicable Net Investment Factor for such valuation period for the Division of the Separate Account in which the reserve for such annuity is invested. If other than a 3 1/2% Rate has been chosen the 0.999906 factor in the previous sentence will be adjusted to reflect such rate.

                                     Page 6
UIT-981                                                                 Q101XST6

SECTION 5.04 ANNUITY OPTIONS

         The Annuitant may elect to have payments made under any of the options listed below. Payments may be received on either a fixed or a variable basis, or a combination of fixed and variable bases.

         FIRST OPTION -- LIFE ANNUITY -- An annuity payable monthly during the lifetime of an Annuitant, ceasing with the last monthly payment due prior to the death of the Annuitant.

         SECOND OPTION -- LIFE ANNUITY WITH 60, 120, OR 180 MONTHLY PAYMENTS GUARANTEED -- An annuity payable monthly during the lifetime of an Annuitant, with a guarantee that if, at the death of the Annuitant, payments have been made for less than the number of months selected, annuity payments will be continued thereafter to a Beneficiary designated by the Annuitant during the remainder of the certain period.

         THIRD OPTION -- UNIT REFUND LIFE ANNUITY -- An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last monthly payment due prior to the death of the Annuitant. At the death of the Annuitant, the Beneficiary may receive an additional payment. The additional payment, if any, is equal to the then current value of any Annuity Units credited to the Contract at the Annuity Date which have not theretofore been paid out in the form of Annuity Payments. For the purposes of this Option, the number of Annuity Units credited to the Contract at the Annuity Date will be the total value applied to this Option divided by the Annuity Unit value at the date used to calculate the First Annuity Payment.

         FOURTH OPTION -- JOINT AND LAST SURVIVOR ANNUITY -- An annuity payable during the joint lifetime of the Annuitant and a designated second person and continuing during the lifetime of the survivor.

         FIFTH OPTION -- PAYMENTS FOR A DESIGNATED PERIOD -- Payments made monthly for a selected number of years between three and fifteen. At any time during such period the Annuitant may elect to receive in one sum the present value of the remaining payments, calculated on the basis of an Assumed Investment Rate equal to that rate used to calculate the Annuitant's first Annuity Payment. If the election to receive the present value of the Contract is made the Surrender Charge will be applied to Purchase Payments received within 36 months of the time of the election.

SECTION 5.05 AUTOMATIC ANNUITY OPTION

         If the Annuitant does not specify one of the options prior to the Annuity Date, Annuity Payments will be made in accordance with the Second Option, with payments being guaranteed for a ten year period, unless said Option is contrary to provisions in an applicable retirement plan.

SECTION 5.06 MINIMUM ANNUITY PAYMENT

         No election of any option may be made unless an Annuity Payment of at least $25 would be provided whether a Fixed or Variable Annuity is elected, and $25 on each basis when a combination of Variable and Fixed Annuities is elected. If, because of adverse investment performance, an Annuity Payment of less than $25 would be provided, VALIC, at its election, may make a lump sum payment of the then-current value of the Contract to the Annuitant.

SECTION 5.07 BETTERMENT OF RATES

         If it would produce greater benefits for Fixed Annuities, the amount of the Annuitant's monthly payment will be the monthly payment produced by a then currently issued immediate annuity. The immediate annuity shall be of the same form. It shall have a single stipulated payment equal to the Accumulation Value being applied under this Contract. Any commuted values allowed under the settlement provisions will be determined on the basis of the interest rate used to determine the net single premium for such annuities.

SECTION 5.08 ALLOCATION OF VARIABLE AND FIXED ANNUITIES

         In the absence of any notification to the contrary, when a retirement annuity is effected, General Account accumulations will be used to provide a Fixed Annuity and Separate Account Accumulation Units will provide a Variable Annuity, (Annuity Units in the Separate Account) based on the Division(s) of the Separate Account in which the Contract was invested immediately prior thereto.

         (a) Variable Annuity -- A Variable Annuity is an annuity with payments varying in accordance with the net investment return of the Divisions of the Separate Account as selected. After the first monthly payment has been determined, a number of Separate Account Annuity Units is determined by dividing that first monthly payment by the Separate Account Annuity Unit value as of the tenth day preceding the date Annuity Payments commence.

                                     Page 7
UIT-981                                                                 Q101XST7

         Once variable payments have begun, the number of Annuity Units per payment remains fixed. However, subsequent transfers among the Divisions of the Separate Account or to the General Account after Annuity Payments commence will result in a recalculation of the number of Annuity Units.

         The dollar amount of the second and subsequent variable Annuity Payments is not predetermined and may change from month to month. The actual amount of each variable Annuity Payment after the first is determined by multiplying the number of Separate Account Annuity Units by the Separate Account Annuity Unit value determined ten days prior to the date the payment is due.

         VALIC guarantees that the dollar amount of each Annuity Payment after the first shall not be adversely affected by actual expenses or variations in mortality experience from the expense and mortality assumptions on which the first payment is based.

(b) Fixed Annuity -- A Fixed Annuity is an annuity with payments which remain fixed as to dollar amount throughout the payment period. Payments after the first payment will never be less than the first monthly payment and may be increased at the discretion of VALIC.

SECTION 5.09 TERMINATION OF ANNUITY OPTION

(a) Where Annuity Payments are being received under the Fifth Option, the Annuitant can elect at any time to terminate such Option, and receive the current value of all remaining Annuity Payments owed under the Contract, discounted to present value (at the Assumed Investment Rate previously selected) based on the Annuity Unit value next determined after the request for such payment is received at VALIC's Home Office. (Under the federal tax laws, the election of this Option may be treated in the same manner as a surrender of the Contract. If the Contract is surrendered, usually the full amount received would be includible in income for that year, and, to the extent so included, would be taxed at ordinary rates, subject to possible benefits of the income averaging provisions of the Code.) In addition, if the Option is terminated the Surrender Charge will be applied to Purchase Payments received within 36 months of termination.

(b) If an Annuitant dies during the Annuity Period, a Beneficiary may be entitled to receive payment under the Contract. If so, the Beneficiary may, within 60 days after amounts would be payable elect one of three alternatives described in section 7.08(b) hereof.

(c) Except as described in (a) and (b) above an Annuity Option may not be terminated once Annuity Payments have commenced.

SECTION 5.10 ANNUITY TABLES

         The following tables show the amount required to purchase a first monthly payment of $1.00. The Tables are based on the Progressive Annuity Table with interest at the rate of 3 1/2% per year and assume births in the year 1900. The amount applied to effect an annuity will be the Accumulation Value on the tenth day immediately preceding the date the first payment is due. The amount of each payment will depend upon the Annuitant's sex and the Annuitant's adjusted age at the time the first payment is due. Adjusted age shall be determined in accordance with the following:

Calendar Year of Birth         Before 1916    1916-1935   1936-1955  After 1955
Adjusted Age is Actual Age       minus 0       minus 1     minus 2     minus 3

Actual Age, as used above, shall mean the age at the nearest birthday at the time the first payment is due.


                                     Page 8
UIT-981                                                                 Q101XST8

                 DOLLAR AMOUNT REQUIRED TO PURCHASE AN ANNUITY
                     WITH A FIRST MONTHLY PAYMENT OF $1.00

Options 1, 2, AND 3 -- Single Life Annuities

     Adjusted Age             Monthly Payments Guaranteed
     ------------         -----------------------------------   -----------
     Male  Female         None         60      120      180     Unit Refund
      50     54           $210.85   $211.36  $213.06  $216.23     $220.90
      51     55            206.73    207.30   209.18   212.68      217.38
      52     56            202.54    203.17   205.26   209.12      213.91
      53     57            198.27    198.97   201.28   205.55      210.30
      54     58            193.93    194.70   197.26   201.96      206.62
      55     59            189.51    190.37   193.20   198.39      202.99
      56     60            185.03    185.98   189.11   194.82      199.23
      57     61            180.48    181.54   185.00   191.28      195.40
      58     82            175.87    177.04   180.87   187.77      191.64
      59     63            171.21    172.50   176.73   184.31      187.75
      60     64            166.49    167.93   172.59   180.91      183.78
      61     65            161.73    163.32   168.47   177.58      179.90
      62     66            156.93    158.69   164.37   174.34      175.90
      63     67            152.09    154.05   160.30   171.19      171.81
      64     68            147.23    149.40   156.28   168.16      167.86
      65     69            142.35    144.75   152.31   165.25      163.76
      66     70            137.46    140.11   148.42   162.48      159.58
      67     71            132.57    135.50   144.62   159.86      155.59
      68     72            127.67    130.91   140.92   157.40      151.42
      69     73            122.79    126.37   137.32   155.12      147.16
      70     74            117.93    121.89   133.86   153.01      143.19
      71     75            113.11    117.47   130.54   151.09      138.97
      72     76            108.32    113.13   127.37   149.36      134.66
      73     77            103.57    108.88   124.37   147.82      130.74
      74     78             98.89    104.73   121.55   146.46      126.52
      75     79             94.27    100.69   118.92   145.29      122.18

Option 4 - Joint and Last Survivor Annuity

  Adjusted Age of
Secondary Annuitant                 Adjusted Age of Annuitant
                    -----------------------------------------------------------
                       M-51    M-56    M-58    M-61     M-63    M-66     M-71
  Male  Female         F-55    F-60    F-62    F-65     F-67    F-70     F-75
-------------------------------------------------------------------------------
  50      54         $237.79  $229.86 $227.15  $223.59 $221.57  $218.92 $215.73
  55      59          229.05   218.34  214.55   209.38  206.35   202.42  197.39
  57      61          225.97   214.14  209.85   204.01  200.50   195.93  190.01
  60      64          221.91   208.43  203.38   196.39  192.18   186.50  179.02
  62      66          219.55   204.99  199.50   191.72  186.96   180.56  171.88
  65      69          216.52   200.49  194.31   185.42  179.85   172.21  161.64
  70      74          212.71   194.65  187.42   176.84  170.06   160.43  146.43

Option 5 - Payment for a Designated Period

Years of Payment              Years of Payment
----------------              ----------------
      3             $34.26           10            $101.73
      4              44.90           11             110.01
      5              55.19           12             118.20
      6              65.15           13             125.94
      7              74.74           14             133.51
      8              84.03           15             140.85
      9              93.02

FREQUENCY OF PAYMENTS. Annuity Payments under this Contract will be made monthly. If such payments would amount to less than $25 each, VALIC reserves the right to make less frequent payments. If at any time the annual rate of payment to any payee is less than $100, VALIC may make a lump sum payment of the Accumulation Value to the payee.

                                     Page 9
UIT-981                                                                 Q101XST9

                                      IV

                    PROVISIONS FOR RETIREMENT PLAN CONTRACTS


SECTION 6.01 SPECIAL PROVISIONS APPLICABLE

         The respective provisions of this Article VI apply over contrary Contract provisions if the application for this Contract indicates that it will be issued pursuant to one of the following tax deferred retirement programs.

SECTION 6.02 QUALIFIED RETIREMENT PLANS (INCLUDING H.R. 10 PLANS)

         (a) The Annuitant of the Contract shall always be the employee for whose benefit the Contract has been purchased.

         (b) Nothing in this Contract shall prevent the transfer of the Contract from the trustee of a plan to an individual as an alternative in whole or in part for a cash lump sum distribution from the plan.

         (c) If the Annuitant does not specify one of the Annuity Options prior to the Annuity Date and is at least age 55 as of the Annuity Date and has been married for at least a one year period prior to that date Annuity Payments will be made in accordance with the Fourth Option.

         (d) A person other than the Annuitant's spouse may not be the designated second person under the Fourth Option unless, as of the annuity commencement date the actuarially determined present value of the payments to be made to the Annuitant is more than 50% of the actuarially determined present value of the aggregate payments to be made to the Annuitant and the survivor or unless it is agreed that payments to the designated second person will not extend beyond the life of the Annuitant's spouse.

SECTION 6.03 INDIVIDUAL RETIREMENT ACCOUNT

         The Owner of this Contract is the Annuitant. The maximum Purchase Payments per year will be as provided by federal income tax law. The Annuity Date shall be no later than the end of the calendar year in which the Annuitant attains age 70 1/2.

SECTION 6.04 NON-QUALIFIED AND UNFUNDED DEFERRED COMPENSATION PLANS

         No Annuitant shall have any rights under this Contract prior to the Annuity Date.

                                      VII
                               GENERAL PROVISIONS

SECTION 7.01 THE CONTRACT

         This Contract and the application therefore shall constitute the entire Contract between the parties. All statements made by or on behalf of the Annuitant shall be deemed representations. Such statements shall not be deemed warranties. Only the President or a Vice President of VALIC has the authority to change this Contract. Any such changes shall be effective only if in writing.

SECTION 7.02 INCONTESTABILITY

         This Contract shall be incontestable after two years from the Date of Issue.

SECTION 7.03 MISSTATEMENT OF AGE OR SEX

         If the Annuitant's age or sex has been misstated, or that of any Beneficiary under a settlement option which conditions payment upon the Beneficiary's survival, any amount payable by VALIC shall be such as would have been provided on the basis of the correct information. If a correction of age or sex is made while payments are being made hereunder, the amount of any underpayment by VALIC shall be paid in full with the next payment due the payee. The amount of any overpayment by VALIC shall be deducted from amounts otherwise payable thereafter to the payee.

         If any Annuity Payment(s) is(are) conditioned upon a payee's survival, VALIC will require proof of the payee's age. No payments shall be due until due proof is received by VALIC at its Home Office.

SECTION 7.04 ASSIGNMENT

         In no event can this Contract or the rights hereunder be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or otherwise transferred to any person other than VALIC.

SECTION 7.05 NON-PARTICIPATING

         This Contract is non-participating and does not share in the profits or surplus of VALIC.



                                    Page 10
UIT-981                                                                 Q101XSTA

SECTION 7.06 CHANGE OF CONTRACT BY MUTUAL AGREEMENT

         A. Notwithstanding any of the terms of this Contract, the Contract Owner and VALIC, by an agreement in writing on any date agreed upon may change, from time to time, any or all terms of this Contract if it is deemed advisable to do so in order to conform the Contract to requirements of applicable tax laws or rulings.

         B. Consent of the Beneficiary shall not be required for any change in this Contract, except where an irrevocable Beneficiary has been designated.

SECTION 7.07 BENEFICIARY

         The Annuitant may change any Beneficiary designation during the Annuitant's life. An irrevocably designated Beneficiary can be changed only with that Beneficiary's written consent. Any new designation must be filed in writing with VALIC at its Home Office. Upon receipt, the notice shall take effect as of its signature date. It shall be subject to any action taken by VALIC prior to receipt.

         Unless otherwise provided, proceeds will be distributed in accordance with the following provisions. Two or more Beneficiaries living at the Annuitant's death shall share the proceeds equally. If any of two or more Beneficiaries die before the Annuitant, all proceeds shall be payable to any surviving Beneficiary(ies). If no named Beneficiary is living at the Annuitant's death, the proceeds shall be payable to the Annuitant's estate. If the Beneficiary dies at the same time as the Annuitant, rights to the proceeds shall be determined as though he or she died before the Annuitant. The Beneficiary's death shall be deemed at the same time as the Annuitant's if it occurs within 15 days of the Annuitant's death. Proof of survival for that period may be required by VALIC from any person entitled to payment. If the Beneficiary dies while receiving payments under the Second or Fifth Options the value of remaining payments, if any, shall be paid to the estate of said Beneficiary.

SECTION 7.08 DEATH PAYMENT PROVISIONS

(a)      Death of the Annuitant Prior to the Annuity Date

         If an Annuitant under a Contract dies during the Accumulation Period, there will be an amount payable to the Beneficiary equal to the greater of (a) the Accumulation Value of the Contract on the date VALIC receives a certified copy of the death certificate or (b) 100% of Purchase Payments reduced by the amount deducted in connection with any partial surrenders.

         The Beneficiary may elect within 60 days after amounts would be payable to receive the death payment as a lump sum settlement or in the form of any of the Annuity Options provided in the Contract. The Beneficiary will thereafter be entitled to exercise all of the investment options and other rights which a Contract Owner would have during the Annuity Period, subject to the same terms and conditions.

(b)      Death of Annuitant During Annuity Period

         If an Annuitant dies during the Annuity Period, a Beneficiary may be entitled to receive payment under the Contract. If so, the Beneficiary may, within 60 days after amounts would be payable, elect one of the following three alternatives. These alternatives are not available if the Annuitant had been receiving payments under the Fourth Option.

         (1) elect to receive in a lump sum the present value, discounted at the Assumed Investment Rate, of any remaining Annuity Payments owed under the Contract based on the then current Annuity Unit value;

         (2) elect to continue receiving Annuity Payments under the terms of the Contract, in which case the Beneficiary would be entitled at any time thereafter to receive the present value of remaining Annuity Payments, discounted at the Assumed Investment Rate, based on the Annuity Unit value next determined after request for such payment is received at VALIC's Home Office; or

         (3) elect to have the value of any Annuity Payments owed on the Contract, based on the then current Annuity Unit value, applied to any of the five Annuity Options, either on a fixed or variable basis or a combination thereof. If the Beneficiary elects either to continue receiving Annuity Payments under the Contract, or to receive the value of such payments under one of the five Annuity Options, the Beneficiary is entitled to exercise all the investment options and other rights under the Contract.

SECTION 7.09 SUSPENSION OF PAYMENTS

         VALIC reserves the right to suspend or postpone payments hereunder for any period when: (1) the New York Stock Exchange is closed (other than customary weekend and holiday closings); (2) when trading on the Exchange is restricted; (3) when an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets; or (4) during

                                    Page 11
UIT-981                                                                 Q101XSTB
any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders; provided that applicable rules and regulations of the Securities and Exchange Commission shall govern as to whether the conditions described in (2) and (3) exist.

SECTION 7.10 REPORTS TO CONTRACT OWNERS

         If this Contract participates in the investment experience of the Separate Account, VALIC will mail to the Contract Owner not less than semi-annually each Contract Year after the first, during the Accumulation Period, a statement reporting as of a date not more than 2 months previous to the date of mailing: (a) the number of Accumulation Units credited to this Contract in a Separate Account Division and the dollar value of an Accumulation Unit; or (b) the Separate Account Contract value. VALIC will also mail to the Contract Owner during the Accumulation Period, and to the payee(s) during the Annuity Period, if this Contract participates during the Annuity Period in the investment experience of the Separate Account, at least once in each Contract Year after the first, a statement of the investments held in the Separate Account.

SECTION 7.11 VOTING RIGHTS

         VALIC will vote Fund shares held in a Division of the Separate Account which correspond to this Contract's interest in such Division of the Separate Account in accordance with instructions received from the individual having the voting rights under this Contract. If this Contract participates in the investment experience of the Separate Account, the Contract Owner will have the voting rights under this Contract before: (a) total withdrawal; (b) the Annuity Date; or (c) the death of the Annuitant, whichever first occurs. If after the Annuity Date, this Contract participates in the investment experience of the Separate Account, the payee(s) shall have the voting rights.

SECTION 7.12 SUBSTITUTION OF FUND SHARES

         If shares of a Fund should not be available for purchase for allocation to a particular Separate Account Division, or if, in the judgment of VALIC, further investment in such shares is no longer appropriate in view of the purposes of the Separate Account, shares of another registered, open-end investment company may be substituted for Fund shares held in the Separate Account or to be purchased by future Purchase Payments or transfers under this Contract. If deemed by VALIC to be in the best interest of persons having voting rights under Contracts having interest in the Separate Account, the Separate Account may be operated as a management company under the Investment Company Act or it may be deregistered under such Act in the event such registration is no longer required. In the event any substitution or change occurs, VALIC will notify the Contract Owner within five days and will issue an endorsement to the Contract reflecting such changes.


                                    Page 12
UIT-981                                                                 Q101XSTC

                                     The Variable Annuity Life Insurance Company
                                     2929 Allen Parkway
[VALIC LOGO]                         Houston, Texas 77019
-----------------------------
* An American General Company


                 INDIVIDUAL FIXED AND VARIABLE ANNUITY CONTRACT
                               NON-PARTICIPATING

ANNUITY PAYMENTS AND SURRENDER VALUES PROVIDED BY THIS CONTRACT WHEN BASED ON INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.


UIT-981                                                                 Q101XSTD